Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE Jan. 23, 2007

Tellabs reports fourth-quarter and 2006 results

Naperville, Ill. — Tellabs today reported fourth-quarter 2006 revenue of $455 million, down 13% from $521 million in the fourth quarter of 2005. For the year 2006, Tellabs revenue totaled $2,041 million, up 8% from $1,883 million in 2005.

Tellabs earned $29 million or 7 cents per share in the fourth quarter of 2006 on a GAAP basis, down 68% from $92 million or 20 cents per share in the fourth quarter of 2005. On a non-GAAP basis, Tellabs earned $47 million or 10 cents per share, down 53% from $100 million or 22 cents per share in the fourth quarter of 2005. Non-GAAP results exclude pretax charges of $25 million for special items, including $10 million or 1.5 cents per share in equity-based compensation expense.

For the year 2006, Tellabs earned $194 million or 43 cents per share on a GAAP basis, up 10% from $176 million or 39 cents per share for the year 2005. Tellabs’ 2006 non-GAAP earnings were $258 million or 57 cents per share, up 2% from $252 million or 55 cents per share in 2005. Non-GAAP earnings exclude pretax charges of $90 million for special items, including $42 million or 6.2 cents per share in equity-based compensation expense.

Tellabs’ GAAP tax rate for the fourth quarter of 2006 declined to a benefit of 28% because the R&D tax credit was reinstated during the fourth quarter and a tax audit in a foreign jurisdiction was completed.

“While our fourth-quarter results reflected temporary uncertainty around carrier consolidation in North America, we are hopeful that this will clear soon,” said Krish A. Prabhu, Tellabs president and chief executive officer. “As 2007 begins, our customers continue to see growing user demand for bandwidth, and Tellabs remains well-positioned to benefit from this.”

Broadband — Fourth-quarter 2006 revenue from the broadband segment totaled $249 million, down 17% from $302 million in the fourth quarter of 2005. Within the broadband segment, access revenue fell 23% to $138 million from $180 million in the fourth quarter of 2005. Managed access revenue fell 12% to $80 million from $91 million a year ago. Data revenue was $31 million, flat with $31 million in the fourth quarter of 2005. Full-year 2006 revenue from the broadband segment was $1,080 million, up 4% from $1,042 million in 2005.

Transport — Fourth-quarter 2006 revenue from the transport segment totaled $159 million, down 10% from $175 million in the fourth quarter of 2005. Full-year 2006 revenue from the transport segment was $778 million, up 15% from $674 million in 2005.

Services — Fourth-quarter 2006 services revenue was $47 million, up 7% from $44 million in the fourth quarter of 2005. Full-year 2006 revenue from the services segment was $183 million, up 9% from $167 million in 2005.

First-Quarter 2007 Guidance — The following statements are forward-looking statements that are based on current expectations and involve risks and uncertainties, some of which are set forth below. Tellabs expects first-quarter 2007 revenue to be flat to slightly down from the fourth quarter of 2006, in a range from $445 million to $455 million. First-quarter 2007 non-GAAP gross margin is expected to be

40%, plus or minus, depending on product and customer mix; non-GAAP gross margin excludes about $1.5 million in equity-based compensation expense. First-quarter 2007 non-GAAP operating expense is expected to be in the mid-$150-millions range, trending down during the year; non-GAAP operating expense excludes about $14 million in equity-based compensation expense and amortization of purchased intangibles. The anticipated tax rate for 2007 is about 33%.

Share Repurchase – Under previously announced share repurchase plans, Tellabs repurchased 3.6 million shares for $40.3 million during the fourth quarter of 2006. In the year 2006, Tellabs repurchased 22 million shares for $272.5 million.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference at 7:30 a.m. Central Standard Time today to discuss its fourth-quarter results and provide its outlook for the first quarter of 2007. Internet users can hear a simultaneous webcast of the teleconference at www.tellabs.com; click on the webcast icon. A taped replay of the call will be available beginning at approximately 10:30 a.m. Central Standard Time today, until 10:30 p.m. Central Standard Time on Thursday, Jan. 25, at 800-642-1687. (Outside the United States, call 706-645-9291.) When prompted, enter the Tellabs conference ID number: 5534430. A podcast of the call will be available at www.tellabs.com/news/feeds/ later today.

Tellabs advances telecommunications networks to meet the evolving needs of users. Solutions from Tellabs enable service providers to deliver high-quality voice, video and data services over wireline and wireless networks around the world. Ranked among the BusinessWeek InfoTech 100, Tellabs (NASDAQ: TLAB) is part of the NASDAQ-100 Index, NASDAQ Global Select Market and the S&P 500. www.tellabs.com

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Forward-Looking Statements — This news release contains forward-looking statements, including but not limited to the guidance information contained in this release that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: the competitive landscape, including pricing and margin pressures, the introduction of new products, the entrance into new markets, the ability to secure necessary resources, the response of customers and competitors, industry consolidation and the economic changes generally impacting the telecommunications industry. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events. For a more detailed description of the risk factors, please refer to the company’s SEC filings.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Editor’s Note: The complete text of this release is available at www.tellabs.com/news/2006/4q06.pdf

Tellabs® and ® are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

TELLABS, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Fourth Quarter		Year
	12/29/06	12/30/05	12/29/06	12/30/05
In millions, except per-share data	Unaudited		Unaudited
Revenue
Products	$407.8	$477.5	$1,858.6	$1,716.3
Services	46.9	43.9	182.6	167.1

	454.7	521.4	2,041.2	1,883.4

Cost of Revenue
Products	241.0	243.7	987.0	908.8
Services	30.3	29.5	120.6	119.6

	271.3	273.2	1,107.6	1,028.4

Gross Profit	183.4	248.2	933.6	855.0

Gross profit as a percentage of revenue	40.3%	47.6%	45.7%	45.4%

Gross profit as a percentage of revenue—products	40.9%	49.0%	46.9%	47.0%
Gross profit as a percentage of revenue—services	35.4%	32.8%	34.0%	28.4%

Operating Expenses
Research and development	82.7	87.6	356.9	344.0
Sales and marketing	46.3	41.7	179.8	175.5
General and administrative	29.2	25.7	113.5	95.6
Intangible asset amortization[1]	8.0	7.9	28.6	36.0
Restructuring and other charges	6.1	(1.3)	8.0	12.9
Purchased in-process research and development	—	2.2	—	2.2

	172.3	163.8	686.8	666.2

Operating Earnings	11.1	84.4	246.8	188.8

Other Income
Interest income, net	12.5	9.4	45.7	28.3
Other income (expense), net	(0.8)	(0.4)	(7.8)	(4.0)

	11.7	9.0	37.9	24.3

Earnings Before Income Tax	22.8	93.4	284.7	213.1
Income tax benefit (expense)	6.3	(1.3)	(90.6)	(37.3)

Net Earnings	$29.1	$92.1	$194.1	$175.8

Net Earnings Per Share
Basic	$0.07	$0.21	$0.44	$0.39

Diluted	$0.07	$0.20	$0.43	$0.39

Weighted Average Shares Outstanding
Basic	440.5	448.4	445.9	449.9

Diluted	445.9	455.2	454.1	454.5

1 The fourth quarter of 2006 includes a $1.4 million impairment charge for developed technology.

TELLABS, INC.

CONSOLIDATED BALANCE SHEETS

	12/29/06	12/30/05
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$153.6	$880.8
Investments in marketable securities	1,146.5	308.9

	1,300.1	1,189.7

Other marketable securities—Cisco stock	288.6	180.8
Accounts receivable, net of allowances of $3.8 and $4.2	411.0	319.4
Inventories
Raw materials	34.5	28.3
Work in process	19.7	11.7
Finished goods	112.8	69.1

	167.0	109.1
Income taxes	10.7	15.9
Miscellaneous receivables and other current assets	55.2	58.1

Total Current Assets	2,232.6	1,873.0

Property, Plant and Equipment
Land	20.8	20.3
Buildings and improvements	205.5	190.5
Equipment	411.2	403.2

	637.5	614.0
Accumulated depreciation	(329.6)	(313.9)

	307.9	300.1
Goodwill	1,113.0	1,111.9
Intangible Assets, Net of Amortization	89.6	117.2
Other Assets	184.7	112.7

Total Assets	$3,927.8	$3,514.9

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$119.5	$97.1
Accrued compensation	70.7	83.8
Restructuring and other charges	7.8	7.2
Income taxes	103.3	28.9
Cisco stock loan	288.6	180.8
Deferred revenue	55.4	9.3
Other accrued liabilities	122.3	118.1

Total Current Liabilities	767.6	525.2

Long-Term Restructuring Liabilities	22.3	24.0
Income Taxes	128.2	95.9
Other Long-Term Liabilities	71.4	55.1

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value; no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value; 489,034,812 and 477,045,901 shares issued	4.9	4.8
Additional paid-in capital	1,395.3	1,238.7
Deferred compensation expense	—	(10.9)
Treasury stock, at cost: 49,919,908 and 27,661,859 shares	(598.7)	(322.8)
Retained earnings	2,042.0	1,847.9
Accumulated other comprehensive income	94.8	57.0

Total Stockholders’ Equity	2,938.3	2,814.7

Total Liabilities and Stockholders' Equity	$3,927.8	$3,514.9

Forward-Looking Statements

This presentation contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements reflect management’s expectations, estimates and assumptions, based on the information available at the time the document was prepared. These forward-looking statements include, but are not limited to, statements regarding future events, plans, goals, objectives and expectations. The words “anticipate,” “believe,” “foreseeable,” “estimate,” “target,” “expect,” “predict,” “plan,” “possible,” “intend,” “likely,” “will,” “would,” “should,” “could,” “may,” “continue” and similar expressions are intended to identify forward-looking statements.

RESULTS OF OPERATIONS

For the fourth quarter of 2006, our revenue was $454.7 million, down 12.8% from $521.4 in the fourth quarter of 2005, due to a decrease in our Broadband and Transport segments. For the year 2006, revenue totaled $2,041.2 million, up 8.4% from $1,883.4 million in 2005, with all three segments contributing to the increase. Consolidated gross margin decreased to 40.3% in the fourth quarter compared with 47.6% in the fourth quarter of 2005. For the full-year, consolidated margin was 45.7%, up 0.3 percentage points from 45.4% in 2005. Operating expenses increased by $8.5 million over the fourth quarter of 2005 and $20.6 million for the year ending 2005, primarily due to the inclusion of stock option expense in 2006. Net earnings for the quarter were $29.1 million or $0.07 per share (basic and diluted) compared with $92.1 million or $0.21 per basic and $0.20 per diluted share in the same period of 2005. Net earnings for the full-year of 2006 were $194.1 million or $0.44 per basic and $0.43 per diluted share, compared with $175.8 million or $0.39 per share (basic and diluted) for the full-year of 2005.

At the beginning of 2006, we adopted SFAS 123(R) using the modified prospective method; therefore we did not restate prior periods. Related to the adoption of SFAS 123(R), the fourth quarter of 2006 includes $8.5 million of stock option expense and the year ended 2006 includes $38.3 million. No stock option expense is included in the 2005 results.

Revenue (in millions)

	Fourth Quarter			Year
	2006	2005	Change	2006	2005	Change
Products	$407.8	$477.5	($69.7)	$1,858.6	$1,716.3	$142.3
Services	46.9	43.9	3.0	182.6	167.1	15.5

Total revenue	$454.7	$521.4	($66.7)	$2,041.2	$1,883.4	$157.8

Revenue from products declined $69.7 million in the fourth quarter of 2006 compared with the fourth quarter of 2005 due primarily to reduced spending by AT&T, BellSouth and Cingular prior to the completion of the AT&T/BellSouth merger and an increase in deferred revenue. Comparing the years ended 2006 and 2005, product revenue was up $142.3 million or 8.3%. The year-over-year growth was attributable to strong sales to wireless carriers in the Transport segment in addition to new customers and successful rollouts of data solutions and fiber platforms in our Broadband segment.

Revenue from services improved on both a quarter and full-year basis compared with 2005 due to higher revenue from both professional and support services.

On a geographic basis, North American revenue was $317.7 million in the quarter, down 20.1% from a year ago. International revenue was $137.0 million, up 10.5% from a year ago. North American revenue for the full-year was $1,548.4 million, up 9.1% from a year ago. International revenue was $492.8 million, up 6.2% from a year ago.

Gross Margin

	Fourth Quarter			Year
	2006	2005	% Point Change	2006	2005	% Point Change
Products	40.9%	49.0%	(8.1%)	46.9%	47.0%	(0.1%)
Services	35.4%	32.8%	2.6%	34.0%	28.4%	5.6%
Consolidated	40.3%	47.6%	(7.3%)	45.7%	45.4%	0.3%

Consolidated gross margin in the fourth quarter decreased by 7.3 percentage points due to lower margins in our product segments. The lower product margin was driven by unfavorable product mix, up-front costs on new product shipments, and lower prices on the BPON single-family ONT product in the Broadband segment. Our services margin improved in the fourth quarter of 2006 compared with the fourth quarter of 2005 and for the full-year 2006 due primarily to greater sales of higher margin professional and support services.

Operating Expenses (in millions)

	Fourth Quarter			Percent of Revenue
	2006	2005	Change	2006	2005
Research and development	$82.7	$87.6	($4.9)	18.2%	16.8%
Sales and marketing	46.3	41.7	4.6	10.2%	8.0%
General and administrative	29.2	25.7	3.5	6.4%	4.9%

Subtotal	158.2	155.0	3.2	34.8%	29.7%

Intangible asset amortization	8.0	7.9	0.1
Restructuring and other charges	6.1	(1.3)	7.4
Purchased In-Process R&D	—	2.2	(2.2)

Total operating expenses	$172.3	$163.8	$8.5

	Year			Percent of Revenue
	2006	2005	Change	2006	2005
Research and development	$356.9	$344.0	$12.9	17.5%	18.3%
Sales and marketing	179.8	175.5	4.3	8.8%	9.3%
General and administrative	113.5	95.6	17.9	5.6%	5.1%

Subtotal	650.2	615.1	35.1	31.9%	32.7%

Intangible asset amortization	28.6	36.0	(7.4)
Restructuring and other charges	8.0	12.9	(4.9)
Purchased In-Process R&D	—	2.2	(2.2)

Total operating expenses	$686.8	$666.2	$20.6

Total operating expenses increased in the fourth quarter by $8.5 million and for the full-year by $20.6 million. The inclusion of stock option expense primarily contributed to the increases. The increase for the full-year was offset by lower restructuring charges; however, the fourth quarter expenses were higher due to restructuring charges related to excess facilities.

Other Income (in millions)

	Fourth Quarter			Year
	2006	2005	Change	2006	2005	Change
Interest income, net	$12.5	$9.4	$3.1	$45.7	$28.3	$17.4

Other income (expense), net	(0.8)	(0.4)	(0.4)	(7.8)	(4.0)	(3.8)

Total	$11.7	$9.0	$2.7	$37.9	$24.3	$13.6

Interest income, net increased in the fourth quarter and on a full-year basis due to larger invested balances and higher interest rates.

Income Taxes

Our tax rate for the quarter declined to a benefit of 28% because the R&D tax credit was reinstated in the fourth quarter and a tax audit in a foreign jurisdiction was completed. For the full year 2006 our effective tax rate increased to 32% from 18% in 2005. Our tax rate in 2005 benefited from the reversal of valuation allowances on deferred tax assets, which did not recur in 2006.

Segments

Revenue (in millions)

	Fourth Quarter			Year
	2006	2005	Change	2006	2005	Change
Broadband	$249.3	$302.1	(17.5%)	$1,080.4	$1,042.1	3.7%
Transport	158.5	175.4	(9.6%)	778.2	674.2	15.4%
Services	46.9	43.9	6.8%	182.6	167.1	9.3%

Total revenue	$454.7	$521.4	(12.8%)	$2,041.2	$1,883.4	8.4%

Segment Profit* (in millions)

	Fourth Quarter			Year
	2006	2005	Change	2006	2005	Change
Broadband	$19.5	$61.5	(68.3%)	$120.4	$156.2	(22.9%)
Transport	69.4	87.2	(20.4%)	414.5	317.5	30.6%
Services	17.5	14.4	21.5%	65.7	47.5	38.3%

Total segment profit	$106.4	$163.1	(34.9%)	$600.6	$521.2	15.2%

*We define segment profit as gross profit less research and development expense. Segment profit excludes the impact of equity-based compensation (which includes restricted stock and performance stock units granted after June 30, 2006, and stock options), amortization of purchased deferred stock compensation and intangibles, sales and marketing expenses, general and administrative expenses, and restructuring and other charges.

Broadband

Revenue

Revenue from the Broadband segment decreased $52.8 million to $249.3 million in the fourth quarter of 2006 compared with 2005, while increasing by $38.3 million to $1,080.4 million for the full-year of 2006. Within this segment, access revenue decreased in the fourth quarter by $42.1 million to $137.9 million due to lower fiber-based access revenue primarily related to reduced spending by AT&T, BellSouth and Cingular prior to the completion of the AT&T/BellSouth merger. Breaking down access revenue, approximately 60% came from fiber-based platforms with the balance coming from copper-based platforms. For the full-year, access revenue increased by $35.9 million to $652.9 million. Continued rollout of fiber platforms to our customers contributed to year-over-year revenue growth. Revenue from our managed access product category declined to $80.4 million in the fourth quarter and to $320.4 million for the full-year. Reduced shipments for our Tellabs® 8100 Managed Access System contributed to the decrease. Revenue from our data products was $31.0 million in the fourth quarter of 2006, staying relatively flat from the fourth quarter of 2005, while increasing in the full-year by $46.8 million to $107.1 million. Strength of a growing customer base worldwide provided the substance for the year-over-year revenue increase from these products.

Segment Profit

For the fourth quarter of 2006, our Broadband segment profit decreased to $19.5 million from $61.5 million in the fourth quarter of 2005. The decrease in the quarter was primarily attributed to lower revenue and an access product mix shift toward single-family ONTs. For the year, Broadband segment profit decreased to $120.4 million from $156.2 million. The decrease in the year was primarily due to an access product mix shift toward single-family ONTs, which was partially offset by improved revenue from our data products.

Transport

Revenue

In 2006, fourth quarter revenue from the Transport segment decreased $16.9 million to $158.5 million due to reduced spending by AT&T, BellSouth and Cingular prior to the completion of the AT&T/BellSouth merger. Full-year revenue increased by $104.0 million to $778.2 million due to strong demand from wireless customers for the Tellabs® 5500 wideband cross-connect product as they continued to enhance and build out their networks for 3G capabilities. Of the 2006 fourth quarter revenue from Tellabs® 5500 wideband cross-connect products, about 35% came from new systems, system expansions and system upgrades, which we believe indicates that our customers continue to invest in this platform. The remaining 65% consisted of port-card equipment growth on the installed base, compared with approximately 68% in the fourth quarter of 2005. We shipped approximately 1.8 million T-1 equivalents during the fourth quarter of 2006 compared with 1.9 million T-1 equivalents in the fourth quarter of 2005.

Segment Profit

For the fourth quarter of 2006, our Transport segment profit decreased by $17.8 million to $69.4 million compared with the fourth quarter of 2005. Lower fourth quarter revenue and the inclusion of up-front costs on new product shipments contributed to the decrease. Segment profit increased by $97.0 million to $414.5 million for the full-year 2006 due to higher revenue and improved gross margins.

Services

Revenue

Revenue from the Services segment increased $3.0 million to $46.9 million in the fourth quarter of 2006 and by $15.5 million to $182.6 million for the full-year 2006. Revenue increases in both time periods reflect strong sales of support agreements, professional services, and other related services.

Segment Profit

Services segment profit increased $3.1 million to $17.5 million in the fourth quarter of 2006 and $18.2 million to $65.7 million for the full-year of 2006. Segment profit improved in the quarter and the full year due to greater sales of higher margin professional and support services.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained our cash, cash equivalents and marketable securities of $1,300.1 million, which increased by $69.1 million during the quarter and by $110.4 million during the year. The increase in the fourth quarter was driven by cash from operating activities of $117.8 million. The full-year increase reflects an increase of cash from operating activities of $320.4 million. During the fourth quarter of 2006, we repurchased 3.6 million shares of our common stock at a cost of $40.3 million and in the full-year 2006, we repurchased 22.0 million shares at a cost of $272.5 million.

We believe the current level of working capital, particularly cash and marketable securities, is sufficient to meet our normal operating requirements for the foreseeable future. Further, we believe that sufficient resources exist to support our future growth and strategic needs. Future sources of working capital may be from cash-on-hand, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources.

Our current policy is to retain our earnings to provide funds to enhance stockholder value by expanding our business, repurchasing our common stock and for operating activities. We do not anticipate paying a cash dividend in the foreseeable future.

TELLABS, INC.

CONSOLIDATED NON-GAAP STATEMENTS OF INCOME (1)

(Unaudited)

	Fourth Quarter			Year
In millions, except per-share data	12/29/06	12/30/05	Change	12/29/06	12/30/05	Change
Revenue
Products	$407.8	$477.5		$1,858.6	$1,716.3
Services	46.9	43.9		182.6	167.1

	454.7	521.4	-12.8%	2,041.2	1,883.4	8.4%
Cost of Revenue
Products	240.2	243.7		984.3	908.5
Services	29.4	29.5		116.9	119.6

	269.6	273.2		1,101.2	1,028.1

Gross Profit	185.1	248.2	-25.4%	940.0	855.3	9.9%

Gross profit as a percentage of revenue	40.7%	47.6%	-14.5%	46.1%	45.4%	1.4%

Gross profit as a percentage of revenue—products	41.1%	49.0%	-16.1%	47.0%	47.1%	-0.1%
Gross profit as a percentage of revenue—services	37.3%	32.8%	13.8%	36.0%	28.4%	26.7%

Operating Expenses
Research and development	78.7	85.2		339.4	334.1
Sales and marketing	44.2	41.6		171.4	175.2
General and administrative	26.8	25.6		99.8	95.2

	149.7	152.4		610.6	604.5

Operating Earnings	35.4	95.8		329.4	250.8

Other Income
Interest income, net	15.1	9.4		48.3	28.3
Other income expense, net	(2.5)	(3.9)		(3.4)	(3.3)

	12.6	5.5		44.9	25.0

Earnings Before Income Tax	48.0	101.3		374.3	275.8
Income tax expense	(1.2)	(1.5)		(116.4)	(23.8)

Net Earnings	$46.8	$99.8		$257.9	$252.0

Net Earnings Per Share
Basic	$0.11	$0.22		$0.58	$0.56

Diluted	$0.10	$0.22		$0.57	$0.55

Weighted Average Shares Outstanding
Basic	440.5	448.4		445.9	449.9

Diluted	445.9	455.2		454.1	454.5

(1) In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Tellabs, Inc. provides non-GAAP statements of income as additional information for its operating results. These measures are not in accordance with, or an alternative for, GAAP and may be different from measures used by other companies. The non-GAAP statements of income eliminate certain items of expenses and losses from cost of revenue, operating expenses and other income. The Company's management believes that this presentation allows investors to evaluate the current operational and financial performance of the Company's core business as an indicator of future operational and financial performance. The Company's management uses these measures for reviewing its financial results and for business planning and performance. Tellabs, Inc.’s management discloses this information externally along with a complete reconciliation of their comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. Furthermore, while some of these items have been periodically reported in Tellabs, Inc.'s statements of income, including significant restructuring and other charges, their occurrence in future periods is dependent upon future business and economic factors, among other evaluation criteria, and may frequently be beyond the control of management.

See the attached schedule disclosing the adjustments made to the above non-GAAP statements of income.

Tellabs, Inc.

Reconciliation of Non-GAAP Adjustments

(Unaudited)

	Fourth Quarter 2006 (a)			Year 2006 (b)
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Cost of Revenue	$271.3	($1.7)	$269.6	$1,107.6	($6.4)	$1,101.2
Gross Profit	183.4	1.7	185.1	933.6	6.4	940.0
Operating Expenses	172.3	(22.6)	149.7	686.8	(76.2)	610.6
Other Income	11.7	0.9	12.6	37.9	7.0	44.9
Income Tax Benefit (Expense)	6.3	(7.5)	(1.2)	(90.6)	(25.8)	(116.4)
Net Earnings	$29.1	$17.7	$46.8	$194.1	$63.8	$257.9
Earnings Per Share—Basic	$0.07	$0.04	$0.11	$0.44	$0.14	$0.58
Earnings Per Share—Diluted	$0.07	$0.03	$0.10	$0.43	$0.14	$0.57

	Fourth Quarter 2005 (c)			Year 2005 (d)
	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP
Cost of Revenue	$273.2	$0.0	$273.2	$1,028.4	($0.3)	$1,028.1
Gross Profit	248.2	0.0	248.2	855.0	0.3	855.3
Operating Expenses	163.8	(11.4)	152.4	666.2	(61.7)	604.5
Other Income	9.0	3.5	5.5	24.3	(0.7)	25.0
Income Tax Expense	(1.3)	(0.2)	(1.5)	(37.3)	13.5	(23.8)
Net Earnings	$92.1	$7.7	$99.8	$175.8	$76.2	$252.0
Earnings Per Share—Basic	$0.21	$0.01	$0.22	$0.39	$0.17	$0.56
Earnings Per Share—Diluted	$0.20	$0.02	$0.22	$0.39	$0.16	$0.55

Note: Equity-based compensation expense includes restricted stock and performance stock units granted after June 30, 2006 and stock options.

(a)	The $1.7 million charge to Cost of Revenue reflects equity-based compensation.

The $22.6 million charge to Operating Expenses reflects $8.5 million for equity-based compensation, $8.0 million for amortization of purchased intangible assets, and a $6.1 for restructuring charges relating to facilities.

The $0.9 million charge to Other Income reflects losses on the writedown of certain long-term equity investments.

(b)	The $6.4 million charge to Cost of Revenue reflects equity-based compensation.

The $76.2 million charge to Operating Expenses reflects $35.5 million for equity-based compensation, $28.6 million for amortization of purchased intangible assets, and $4.1 million for amortization of deferred compensation related to acquisitions and $8.0 million for a restructuring plan to reduce our U.S. workforce to better align our resources with our current financial operating model and for restructuring charges relating to facilities.

The $7.0 million charge to Other Income reflects losses on the writedown of certain long-term equity investments.

(c)	The $11.4 million charge to Operating Expenses reflects $7.9 million for amortization of purchased intangible assets, $2.6 million for amortization of deferred compensation related to acquisitions, $2.2 million related to in-process research and development charges for a prior year acquisition, partially offset by a credit of $1.3 million for an adjustment of restructuring related lease obligations.

The $3.5 million credit to Other Income reflects adjustments to the fair value of equity investments.

(d)	The $0.3 million charge to Cost of Revenue reflects amortization of deferred compensation related to acquisitions.

The $61.7 million charge to Operating Expenses reflects $36.0 million for amortization of purchased intangible assets, $10.6 million for amortization of deferred compensation related to acquisitions, $2.2 million related to in-process research and development charges for a prior year acquisition, $0.5 million for severance and related costs due to the outsourcing of repair and return activities, $11.0 million for severance and related costs due to previously announced headcount reductions primarily in Denmark, Finland, and the US, $3.1 million for the impairment of property, plant and equipment disposed of or held for sale, $0.4 million in additional loss on the sale of the Denmark facility, $0.5 million for other costs primarily related to excess software licenses, $0.2 million accrual reversal to reflect proceeds received in excess of original estimates on the sale of property, plant and equipment, a credit of $2.4 million for an adjustment for restructuring related lease obligations.

The $0.7 million charge to Other Income reflects adjustments to the fair value of equity investments.

The $13.5 million charge to income taxes includes $15.4 million from the impact of the repatriation of approximately $600.0 million in foreign short-term investments.